EXHIBIT 99.1

Air Methods Reports 3Q2013 Results and 4Q2013 Update

Quarterly Fully-Diluted Earnings Per Share Increase 28% to $0.91

DENVER, Nov. 7, 2013 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM) reported results for the quarter ended September 30, 2013. Revenue increased 14% to $252.4 million from $221.3 million in the year-ago quarter. For the nine-month period, revenue increased 4% to $657.8 million, up from $634.6 million in the prior-year nine-month period. For the quarter, net income increased 28% to $35.6 million, or $0.91 per diluted share, as compared with 2012 third quarter net income of $27.8 million, or $0.71 per diluted share. Net income for the nine-month period decreased 32% to $49.1 million, or $1.25 per diluted share, compared to $71.7 million, or $1.84 per diluted share, for the prior-year period. Financial results for the three and nine months ended September 30, 2013 include operations associated with the Company's acquisition of Sundance Helicopters, Inc., a Grand Canyon tour operator (Sundance), on December 31, 2012. Revenue generated by Sundance during the quarter and nine months ended September 30, 2013 was $16.0 million and $42.4 million, respectively.

The current year after-tax quarterly earnings were increased by $0.7 million associated with the cumulative effect of changes in expected blended state income tax rates, compared with a $0.7 million reduction in after-tax earnings in the prior-year quarter for similar changes. Prior year after-tax quarterly earnings were further reduced by $0.6 million associated with a net loss on disposition of assets.

Third Quarter Highlights

Community-based patient transports were 14,570 during the current-year quarter, compared with 14,829 in the prior-year quarter, a 2% decrease. Patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 6%, or 854 transports, while weather cancellations for these same bases increased by 436 transports compared with the prior-year quarter. Requests for community-based service decreased 3% for bases open greater than one year. Net revenue per patient transport increased 18% to $12,141, compared with $10,316 in the prior-year quarter.

Maintenance expense, excluding Sundance, decreased $1.8 million, or 7%, compared with the prior-year quarter, while flight hours decreased by 8%. Excluding Sundance, fuel expense increased by $0.3 million, or 5%, as compared with the prior-year quarter. Fuel expense per flight hour increased 6% over the prior-year quarter.

For the third quarter, Air Medical Services revenue increased by 8% to $230.8 million compared with $212.8 million in the prior-year quarter, while its segment net income increased by 21% from $52.7 million to $63.6 million. Sundance generated segment net income of $3.8 million on revenue of $16.0 million during the quarter. United Rotorcraft Division's external revenue decreased 33% to $5.6 million compared with $8.4 million in the prior-year quarter, while its external segment net income decreased from $1.7 million in the prior-year quarter to a loss of $0.4 million in the current-year quarter.

The Company also provided an update on preliminary October 2013 flight volume. Total community-based transports increased 1% to 4,703 during October 2013, compared with 4,674 in October 2013. October 2013 Same-Base Transports decreased by 116 transports, or 3%, while weather cancellations increased by 46 transports compared with October 2012.

Aaron Todd, CEO, stated, "Our third quarter reflects a return to growth in earnings fueled by strong growth in net revenue per patient transport and more moderate maintenance expenditures as anticipated. Our growth in net revenue per transport reflects more stable year-over-year payer mix and has been realized while reducing our days' sales outstanding, which decreased from 108 days as of September 30, 2012 and 99 days as of June 30, 2013, to 92 days as of September 30, 2013 based on 90-day annualized net revenue. We are also very pleased that our investment in Sundance and the tourism sector continues to generate accretive financial results, in line with our initial expectations."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 94368497, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc., which provides helicopter tours and charter flights, primarily focusing on Grand Canyon tours. Air Methods' fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements regarding the Company's preliminary October 2013 flight volume, anticipated earnings results and anticipated weather and maintenance trends, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services and United Rotorcraft Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the final results of October 2013 flight volume; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.

– FINANCIAL STATEMENTS ATTACHED –

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	September 30, 2013	December 31, 2012

ASSETS

Current assets:
Cash and cash equivalents	$ 19,159	3,818
Trade receivables, net	236,560	232,929
Other current assets	76,231	70,058

Total current assets	331,950	306,805

Net property and equipment	611,480	597,238
Other assets, net	216,290	214,820

Total assets	$ 1,159,720	1,118,863

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to assets held for sale	$ 0	3,570
Current portion of indebtedness	63,305	63,139
Accounts payable, accrued expenses and other	79,321	76,743

Total current liabilities	142,626	143,452

Long-term indebtedness	563,794	581,019
Other non-current liabilities	98,266	94,782

Total liabilities	804,686	819,253

Total stockholders' equity	355,034	299,610

Total liabilities and stockholders' equity	$ 1,159,720	1,118,863

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012

Revenue:
Flight operations	$ 227,543	211,109	593,311	606,719
Product operations	5,616	8,490	15,026	23,238
Tourism operations	16,002	--	42,385	--
Other	3,224	1,691	7,097	4,627
Total revenue	252,385	221,290	657,819	634,584

Expenses:
Operating expenses	139,527	124,961	415,880	365,918
General and administrative	30,448	23,478	87,738	73,902
Loss on disposition of assets, net	118	985	326	774
Depreciation and amortization	19,781	20,638	59,790	62,460
	189,874	170,062	563,734	503,054

Operating income	62,511	51,228	94,085	131,530

Interest expense	(5,190)	(5,022)	(15,169)	(15,887)
Other, net	349	711	964	2,639

Income before income taxes	57,670	46,917	79,880	118,282

Income tax expense	(22,065)	(19,073)	(30,815)	(46,551)

Net income	$ 35,605	27,844	49,065	71,731

Income per common share:
Basic	$ 0.91	0.72	1.26	1.86
Diluted	$ 0.91	0.71	1.25	1.84

Weighted average common shares outstanding:
Basic	38,933,915	38,690,436	38,882,943	38,551,587
Diluted	39,194,532	39,050,247	39,228,113	38,969,937
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591